United States
                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004


                                   FORM 8 - K
                                 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934




       Date of Report (Date of earliest event reported): January 30, 2001



                                PITNEY BOWES INC.



                         Commission File Number: 1-3579




         State of Incorporation                 IRS Employer Identification No.
                Delaware                                 06-0495050





                               World Headquarters
                        Stamford, Connecticut 06926-0700
                        Telephone Number: (203) 356-5000

Item 5 - Other Events.

The registrant's press release dated January 30, 2001, regarding its financial results for the period ended December 31, 2000, including consolidated statements of income for the three and twelve months ended December 31, 2000 and 1999, and consolidated balance sheets at December 31, 2000, September 30, 2000 and December 31, 1999, are attached.

Item 7 - Financial Statements and Exhibits.

c. Exhibits.

The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K:

   Exhibit                                Description
   -------     -----------------------------------------------------------
     (1)         Pitney Bowes Inc. press release dated January 30, 2001.






                                   Signatures
                                   ----------



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.






                                PITNEY BOWES INC.




January 31, 2001




                                    /s/ B. Nolop
                                    ------------------------------------
                                    B. Nolop
                                    Executive Vice President and
                                    Chief Financial Officer
                                    (Principal Financial Officer)



                                    /s/ A. F. Henock
                                    -------------------------------------
                                    A. F. Henock
                                    Vice President - Controller
                                    and Chief Tax Counsel
                                    (Principal Accounting Officer)

                                      (1)
                                                                       Exhibit 1


               PITNEY BOWES REPORTS RESULTS IN LINE WITH GUIDANCE
               --------------------------------------------------

          Fourth Quarter and Year-End Results Meet Revised Expectations
           More than $600 million of Free Cash Flow Generated in 2000 Increase in Annualized Dividend Rate on Common Stock to $1.16 per Share


Stamford, Conn., January 30, 2001 - Pitney Bowes Inc. (NYSE:PBI) today reported fourth quarter and full year 2000 performance in line with previous guidance. For the fourth quarter, revenue decreased five percent to $978 million from $1,026 million in 1999, while income from continuing operations was $137.7 million and diluted earnings per share from continuing operations was 55 cents. Including discontinued operations, fourth quarter net income in 2000 was $148.3 million and diluted earnings per share was 59 cents.
        For the full year, revenue increased two percent to $3.9 billion from $3.8 billion in 1999. Income from continuing operations was $563.1 million and diluted earnings per share from continuing operations was $2.18. Full year net income was $622.5 million or $2.41 in diluted earnings per share. These results reflect both the treatment of the Office Systems business as a discontinued operation (announced December 2000), and adoption of the Securities and Exchange Commission's Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements."
        Free cash flow in 2000 was more than $600 million. During the quarter, the Company repurchased approximately 4.3 million shares, bringing the total 2000 share repurchase to 17.2 million shares and completing the current board authorization for share repurchase.

                                       (2)

        Demonstrating its confidence in continued strong cash flow generation, the Board of Directors of the Company has approved two actions to further enhance shareholder value:
   o First, the dividend on common stock was increased to an annualized rate of $1.16 per share. The first quarter cash dividend at the new rate of 29 cents per share is payable on March 12, 2001. This action reflected management's desire to continue to provide shareholders with a superior dividend pay-out despite the spin off of the Office Systems business which has historically contributed approximately 10 to 15 percent of total company earnings. The Office Systems business is expected to be distributed to shareholders in the third quarter of 2001.
   o Second, the board authorized a repurchase of up to $300 million of common stock. It is expected that these shares will be repurchased in the open market over the next 12 to 24 months.

        Pitney Bowes Chairman and CEO Michael J. Critelli, commented, "While we faced a slowing economy and difficult market conditions during 2000, we made significant progress in some parts of the business. We also continued to take a variety of strategic actions designed to support long-term, consistent profit growth. These factors affected our revenue and earnings growth both in the fourth quarter and for the year.
        "Undertaking significant strategic action is challenging in any environment," he continued, "but few companies have the strength and stability to make the changes we have this year. Since the second quarter 2000, we have sold our credit card portfolio, announced a plan to spin-off our Office Systems business, and made acquisitions, alliances and management changes that will enhance our products, services and delivery capability on a global basis."
        As a result of recently announced organizational changes and the planned spin-off of Office Systems, the Company has changed the reporting of its business segments. A further description of the new segments follows.
        The Global Mailing Segment includes worldwide revenues and related expenses from the sale, rental and financing of mail finishing, mail creation and shipping equipment, related supplies and services, postal payment solutions and software. In the fourth quarter, Global Mailing revenue declined seven percent and operating profit declined four percent, reflecting the ongoing impact of a number of factors that began in the third quarter. For example, segment revenue comparisons would have improved by about six percentage points and operating profit by about three points if the impacts of unfavorable foreign currency, the loss of revenue associated with the sale of the credit card portfolio and the deferral of revenue associated with SAB No. 101 were excluded.

                                      (3)

        Within the Global Mailing segment, improving revenue trends in the U.S. mail finishing business were offset by reduced revenues from high-end U.S. mail creation and shipping products which continued to experience slow order placements due to longer sales cycle time for integrated systems and a slowing economy. Despite these difficult revenue comparisons, segment operating margins improved as a result of higher rental and financing margins in the core mail finishing business and lower relative operating costs in both the United States and International operations.
        Additionally, within the Global Mailing segment, international mailing continued to have solid growth in revenue and operating profit on a local currency basis as a result of focused marketing and sales efforts. However, on a U.S. dollar basis, both the Global Mailing segment and consolidated revenue growth were reduced by two percentage points due to unfavorable foreign currency impacts, principally the Pound and the Euro.
        The Enterprise Solutions Segment includes Pitney Bowes Management Services and Document Messaging Technologies (formerly Production Mail). Revenues from Management Services include facilities management contracts for advanced mailing, reprographic, document management and other added-value services to enterprises. Revenues from Document Messaging Technologies include sales, service and financing of high speed, software-enabled production mail systems, sorting equipment, incoming mail systems, electronic statement, billing and payment solutions, and mailing software. Combining these units into the same reporting segment reflects the continuing convergence in customer requirements for these products and services. This segment, which represents nearly one-quarter of consolidated revenue, grew revenue 12 percent and operating profit 49 percent in the fourth quarter.
        Pitney Bowes Management Services achieved its fifth consecutive quarter of improving revenue growth, posting an 11 percent increase over 1999. The business continues to achieve profitable growth by adding new, high-value services to existing customer contracts, as well as gaining enterprise accounts.

                                      (4)

        Document Messaging Technologies revenues grew 14 percent during the quarter while operating profit increased at a substantially greater rate. This growth reflects continued strong demand for sophisticated high-speed production mail equipment as well as a growing portfolio of technology-based applications for high-volume physical and electronic documents. DocSense(TM) continues to increase its customer base, as enterprises and foreign posts select the D3(TM)
variable document delivery system for its versatility, functionality, reliability and scalability. M3(TM) (Mixed Mail Manager), the company's newest product for the incoming mail management market, is scheduled to be launched later in the first quarter of 2001.
        Total Messaging Solutions, the combined results of the Global Mailing and Enterprise Solutions segments, reported a three percent decline in revenues while operating profit declined slightly. However, excluding the factors noted in the Global Mailing discussion above, Total Messaging Solutions' revenue increased one percentage point and operating profit increased three percentage points.
        The Capital Services Segment includes primarily asset-and fee-based income generated by financing or arranging transactions of critical large-ticket customer assets. Prior year results include one-time revenue associated with asset reductions which were consistent with the Company's stated strategy to concentrate on fee-based revenue opportunities. Therefore, revenue during the quarter declined 34 percent and operating profit declined 30 percent when compared to the prior year.
        Commenting on the year, Mr. Critelli stated, " Our decisions to spin off Office Systems and align our mailing business on a global basis create an opportunity for us to make significant changes in our business infrastructure and increase our momentum around growth.
        "Opportunities for process improvements are flowing from our ERP initiatives and benefits are beginning to build from other programs such as combining our IT organizations. We have concrete evidence of how strategic programs such as these can improve service, lower the assets required to maintain our business and ultimately improve operating efficiency," Critelli continued.
        "Given all these factors," Mr. Critelli said, "we will announce the details of a restructuring plan in the first quarter of 2001 to help us implement a common, streamlined business infrastructure across the corporation that will significantly increase our operating efficiency and effectiveness in 2002 and beyond while enhancing growth. We expect this program to result in a charge of approximately $100 million of which about 20-30 percent will likely be charged to discontinued operations for actions directly related to the spin-off.

                                      (5)

        Compared to year 2000 results, the company expects revenue growth for the first quarter 2001 in the range of two to four percent and four to six percent for the full year. Excluding the restructuring charge, diluted earnings per share from continuing operations are expected to be in the range of 52 to 53 cents for first quarter 2001 and $2.35 to $2.37 for the full year.
        "As we  position  Pitney  Bowes as one  company  and one brand  with one unifying strategy, we will continue to look for the fastest and most cost-efficient ways to expand distribution, enter new markets, obtain technology and add complementary products and services," Critelli said. "Pitney Bowes has significant opportunities to expand our offerings to all parts of mail and document processes. We will help customers manage the message (mail, document or package), manage the money (financing and payments) and manage the business (with information-fueled management tools that provide critical business leverage). In addition, mail itself continues to grow and we can accelerate our growth in parts of the mail stream where we are not yet a major player, such as in permit and package mail. These are all areas in which Pitney Bowes is uniquely positioned to participate and succeed."
        Fourth quarter 2000 consolidated revenue included $483.2 million from sales, down five percent from $509.4 million in the fourth quarter of 1999; $371.0 million from rentals and financing, down seven percent from $396.9 million; and $124.3 million from support services, up four percent from $120.1 million.
        Fourth quarter 2000 consolidated net income was $148.3 million, or 59 cents per diluted share compared to $178.1 million, or 66 cents per diluted share in 1999. Fourth quarter 2000 consolidated net income included $10.6 million of income from discontinued operations, or four cents per diluted share, compared to $24.7 million from discontinued operations, or nine cents per diluted share in 1999.
        For the full year 2000, consolidated revenue was $3.88 billion, up two percent from $3.81 billion in 1999; and consolidated net income was $622.5 million, or $2.41 per diluted share, compared to $636.2 million, or $2.34 per diluted share in 1999. The full year 2000 consolidated net income included $64.1 million from discontinued operations, or 25 cents per diluted share. It also included a $4.7 million charge, or two cents per diluted share for the cumulative effect of an accounting change associated with the adoption of SAB No. 101, compared to $73.2 million from discontinued operations, or 27 cents per diluted share, in 1999.

                                      (6)

        The board of directors declared a quarterly cash dividend of the company's common stock of 29 cents per share, payable March 12, 2001, to stockholders of record February 26, 2001. The directors also declared a quarterly cash dividend of 53 cents per share on the company's $2.12 convertible preference stock, payable April 1, 2001, to stockholders of record March 16, 2001, and a quarterly cash dividend of 50 cents per share on the company's 4% convertible cumulative preferred stock, payable May 1, 2001 to stockholders of record April 13, 2001.
        Pitney Bowes is a global provider of informed mail and messaging management. For more information about the Company, visit www.pitneybowes.com.
                                                          --------------------

        The statements contained in this press release that are not purely historical are forward-looking statements with the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of forward-looking terminology such as the words "expects," "anticipates," "intends" and other similar words. Such forward-looking statements include, but are not limited to, statements about possible restructuring charges and our future guidance, including our expected revenue in the first quarter and full year 2001, and our expected diluted earnings per share from continuing operations for the first quarter and for the full year 2001. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: timely development and acceptance of new products or gaining product approval; successful entry into new markets; changes in interest rates; and changes in postal regulations, as more fully outlined in the company's 1999 form 10-K Annual Report filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of the spin-off. The forward-looking statements contained in this news release are made as of the date hereof and we do not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

Note: Consolidated statements of income for the three and twelve months ended December 31, 2000 and 1999, and consolidated balance sheets at December 31, 2000, September 30, 2000 and December 31, 1999 are attached.

                               Pitney Bowes Inc.
                        Consolidated Statements of Income
                        ---------------------------------

(Dollars in thousands, except per share data)
                                                                 (Unaudited)
                                                       Three Months Ended December 31,        Twelve Months Ended December 31,
                                                    -------------------------------------    ----------------------------------
                                                               2000                1999                 2000            1999
                                                    ----------------     ---------------    -----------------   -------------
Revenue from:
     Sales                                           $      483,168       $     509,439      $     1,882,501    $  1,862,753
     Rentals and financing                                  371,019             396,869            1,505,101       1,485,599
     Support services                                       124,297             120,065              493,266         463,224
                                                    ----------------     ---------------    -----------------    ------------
            Total revenue                                   978,484           1,026,373            3,880,868       3,811,576
                                                    ----------------     ---------------    -----------------    ------------

Costs and expenses:
     Cost of sales                                          271,552             274,592            1,074,177       1,071,782
     Cost of rentals and financing                           91,064             105,122              373,232         395,667
     Selling, service and administrative                    333,371             350,288            1,317,748       1,290,180
     Research and development                                32,807              30,193              120,486         108,900
     Other income                                                 -                   -                    -         (49,574)
     Interest, net                                           48,261              43,345              192,377         170,679
                                                    ----------------     ---------------    -----------------    ------------

            Total costs and expenses                        777,055             803,540            3,078,020       2,987,634
                                                    ----------------     ---------------    -----------------    ------------

Income from continuing operations
     before income taxes                                    201,429             222,833              802,848         823,942
Provision for income taxes                                   63,775              69,434              239,723         260,952
                                                    ----------------     ---------------    -----------------    ------------

Income from continuing operations                           137,654             153,399              563,125         562,990
Discontinued operations                                      10,632              24,724               64,104          73,222
Cumulative effect of accounting change                            -                   -               (4,683)              -
                                                    ----------------     ---------------    -----------------    ------------

Net income                                           $      148,286       $     178,123        $     622,546      $  636,212
                                                    ================     ===============    =================    ============

Basic earnings per share
     Continuing operations                           $         0.55       $        0.58        $        2.20      $     2.11
     Discontinued operations                                   0.04                0.09                 0.25            0.27
     Cumulative effect of accounting change                       -                   -                (0.02)              -
                                                    ----------------     ---------------    -----------------    ------------
     Net income                                      $         0.59       $        0.67        $        2.43      $     2.38
                                                    ================     ===============    =================    ============

Diluted earnings per share
     Continuing operations                           $         0.55       $        0.57        $        2.18      $     2.07
     Discontinued operations                                   0.04                0.09                 0.25            0.27
     Cumulative effect of accounting change                       -                   -                (0.02)              -
                                                    ----------------     ---------------    -----------------    ------------
     Net income                                      $         0.59       $        0.66        $        2.41      $     2.34
                                                    ================     ===============    =================    ============

Average common and potential common
     shares outstanding                                 252,517,006         268,775,741          258,602,218      272,006,143
                                                    ================     ===============    =================    ============



                                                 Pitney Bowes Inc.
                                            Consolidated Balance Sheets
                                            ---------------------------

(Dollars in thousands, except per share data)
                                                                                        (Unaudited)
Assets                                                                   12/31/00          09/30/00         12/31/99
------                                                                 ----------        ----------       ----------
Current assets:
      Cash and cash equivalents                                        $  198,255        $  265,403       $  254,270
      Short-term investments, at cost which
          approximates market                                              15,250             3,740            2,414
      Accounts receivable, less allowances:
           12/00 $26,468  9/00 $25,629  12/99 $28,716                     313,510           430,852          432,224
      Finance receivables, less allowances:
           12/00 $44,129  9/00 $38,773  12/99 $48,056                   1,592,920         1,406,638        1,779,696
      Inventories                                                         167,969           287,451          257,452
      Other current assets and prepayments                                145,786           138,740          128,662
      Net assets of discontinued operations                               193,018                 -          487,856
                                                                       ----------        ----------       ----------

            Total current assets                                        2,626,708         2,532,824        3,342,574
                                                                       ----------        ----------       ----------


Property, plant and equipment, net                                        491,312           491,661          484,181
Rental equipment and related inventories, net                             620,841           777,360          810,788
Property leased under capital leases, net                                   2,303             2,498           11,140
Long-term finance receivables, less allowances:
           12/00 $53,222  9/00 $55,394  12/99 $56,665                   1,980,876         2,027,359        1,907,431
Investment in leveraged leases                                          1,150,656         1,086,556          969,589
Goodwill, net of amortization:
           12/00 $58,658  9/00 $60,239  12/99 $54,848                     203,447           227,557          226,764
Other assets                                                              612,760           615,280          470,205
Net assets of discontinued operations                                     212,363                 -                -
                                                                      -----------       -----------      -----------

Total assets                                                          $ 7,901,266       $ 7,761,095      $ 8,222,672
                                                                      ===========       ===========      ===========

Liabilities and stockholders' equity
------------------------------------
Current liabilities:
      Accounts payable and accrued liabilities                        $   995,283       $   937,159      $   915,826
      Income taxes payable                                                262,125           264,601          255,201
      Notes payable and current portion of
          long-term obligations                                         1,277,941           955,707        1,320,332
      Advance billings                                                    346,228           380,899          381,405
                                                                      -----------       -----------      -----------
            Total current liabilities                                   2,881,577         2,538,366        2,872,764


Deferred taxes on income                                                1,226,597         1,171,575        1,082,019
Long-term debt                                                          1,881,947         2,070,058        1,997,856
Other noncurrent liabilities                                              316,170           325,998          334,423
                                                                      -----------       -----------      -----------

            Total liabilities                                           6,306,291         6,105,997        6,287,062
                                                                      -----------       -----------      -----------

Preferred stockholders' equity in a
      subsidiary company                                                  310,000           310,000          310,000

Stockholders' equity:
      Cumulative preferred stock, $50 par value,
          4% convertible                                                       29                29               29
      Cumulative preference stock, no par value,
          $2.12 convertible                                                 1,737             1,776            1,841
      Common stock, $1 par value                                          323,338           323,338          323,338
      Capital in excess of par value                                       10,298             9,936           17,382
      Retained earnings                                                 3,766,995         3,690,257        3,437,185
      Accumulated other comprehensive income                             (139,434)         (113,687)         (93,015)
      Treasury stock, at cost                                          (2,677,988)       (2,566,551)      (2,061,150)
                                                                      -----------       -----------      -----------

            Total stockholders' equity                                  1,284,975         1,345,098        1,625,610
                                                                      -----------       -----------      -----------

Total liabilities and stockholders' equity                            $ 7,901,266       $ 7,761,095      $ 8,222,672
                                                                      ===========       ===========      ===========


                                Pitney Bowes Inc.
                          Revenue and Operating Profit
                               By Business Segment
                                December 31, 2000
                                   (Unaudited)

(Dollars in thousands)
                                                                                       %
                                                       2000           1999 (2)       Change
                                                   -----------     ------------      -------
Fourth Quarter
--------------

      Revenue
      -------

      Global Mailing                                $ 705,278       $  754,954          (7%)
      Enterprise Solutions                            230,070          205,887          12%

                                                   -----------     ------------      -------
           Total Messaging Solutions                  935,348          960,841          (3%)
                                                   -----------     ------------      -------

      Capital Services                                 43,136           65,532         (34%)
                                                   -----------     ------------      -------

           Total Revenue                            $ 978,484       $1,026,373          (5%)
                                                   ===========     ============      =======

      Operating Profit (1)
      ----------------

      Global Mailing                                $ 210,637       $  219,911          (4%)
      Enterprise Solutions                             23,830           15,963          49%

                                                   -----------     ------------      -------
           Total Messaging Solutions                  234,467          235,874          (1%)
                                                   -----------     ------------      -------

      Capital Services                                 15,325           21,862         (30%)
                                                   -----------     ------------      -------

           Total Operating Profit                   $ 249,792       $  257,736          (3%)
                                                   ===========     ============      =======



(1) Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.

(2) Prior year amounts have been reclassified to conform with the current year presentation.


                                Pitney Bowes Inc.
                          Revenue and Operating Profit
                               By Business Segment
                                December 31, 2000


(Dollars in thousands)
                                                                                         %
                                                      2000            1999 (2)         Change
                                                  ------------      ------------     ---------
Year to Date
------------

      Revenue
      -------

      Global Mailing                               $2,836,265        $2,798,928            1%
      Enterprise Solutions                            861,517           802,462            7%

                                                  ------------      ------------     ---------
           Total Messaging Solutions                3,697,782         3,601,390            3%
                                                  ------------      ------------     ---------

      Capital Services                                183,086           210,186          (13%)
                                                  ------------      ------------     ---------

           Total Revenue                           $3,880,868        $3,811,576            2%
                                                  ============      ============     =========

      Operating Profit (1)
      ----------------

      Global Mailing                               $  846,513        $  789,575            7%
      Enterprise Solutions                             73,214            51,508           42%

                                                  ------------      ------------     ---------
           Total Messaging Solutions                  919,727           841,083            9%
                                                  ------------      ------------     ---------

      Capital Services                                 61,960            65,421           (5%)
                                                  ------------      ------------     ---------

           Total Operating Profit                  $  981,687        $  906,504            8%
                                                  ============      ============     =========



(1) Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.

(2) Prior year amounts have been reclassified to conform with the current year presentation.